UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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ELI LILLY AND COMPANY
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Explanatory Note: Lilly publishes an annual Integrated Summary Report, which is distributed at the same time as our proxy statement. This year, that report includes the following question and answer related to the election of directors and information on two management proposals.

Q: Juan, what are your priorities as you take over as lead director for the board?
A: I’ve been on the board for a few years and have seen the company evolve tremendously. In 2019, the board will continue to work with management to look for opportunities to speed innovation and engage in meaningful business development to drive results for shareholders. As announced earlier this year, we are excited about the company’s recently announced acquisition of Loxo Oncology, which is the largest in a series of transactions the company has conducted to broaden its oncology portfolio. We look forward to integrating Loxo into the company’s strategy. We will also complete the Elanco divestiture in 2019, enabling Lilly to focus on its human pharmaceutical business. Further, as Ellen mentioned, pricing and the dynamic health care environment, particularly in the U.S., will continue to be of particular focus to the board. These things, along with exceptional launch performance and a Team Lilly company culture, are the primary focus areas for the board in 2019.

MANAGEMENT PROPOSALS TO ELIMINATE CLASSIFIED BOARD STRUCTURE AND SUPERMAJORITY VOTING
The board recommends approval of amendments to the company’s Articles of Incorporation to eliminate the classified board structure and to eliminate supermajority voting provisions. The board believes these two proposals balance shareholder interests and demonstrate its accountability and willingness to take steps that address shareholder-expressed concerns.